Exhibit 10.1

FORBEARANCE AGREEMENT TERM SHEET

Recitals

1.	This binding Term Sheet is executed by and between Cirque Energy, Inc. (“Cirque”) and Matthew Morris (“Morris”).

2.	Convertible Promissory Notes addressed by and included in this Term Sheet: (1) 8% Convertible Promissory Note dated November 8, 2013 between Cirque and Morris with an original principal amount of $46,500 (“Note 1”), and (2) 8% Convertible Promissory Note Morris assumed on November 7, 2013 between Asher Enterprises, Inc. and Cirque with an original principal amount of $32,500 (“Note 2”, collectively the “Notes”).

Terms

Morris agrees to:

1.	Immediately rescind and cancel his Notice of Default for Note 1 served on Cirque May 5, 2015 and suspend any declaration of default on the Notes until at least July 15, 2015, as per the terms below.

Cirque agrees to:

1.	Increase the current principal balance of the Notes by 25%. Following the application of all previous amendments to the Notes and inclusive of the 25% balance increase specified herein, the balance of Note 1 will be $76,171 and the balance of Note 2 will be $108,984. These amounts are subject to verification by Cirque prior to the execution of the formal Forbearance Agreement.
2.	Change the conversion rate of the Notes to equal 30% of the immediately preceding 3-day average VWAP (or, in other words, a 70% discount to the 3-day average VWAP).
3.	Increase the interest rate on the Notes to 12.00% per annum.
4.	Establish an irrevocable reserve account of 25,000,000 shares with its transfer agent for the Notes immediately following its shareholders’ approval to increase its authorized shares to 900,000,000. This reserve shall be drawn down as per any conversion demands presented by Morris to Cirque in accordance with the terms of the Notes.

If Cirque’s authorized shares have not been increased to 900,000,000 shares by July 15, 2015, Morris reserves the right to declare either or both Note 1 and Note 2 in default at any time thereafter.

Cirque agrees in good faith to draft and deliver a formal Forbearance Agreement for execution based on this Term Sheet within ten (10) days of the date of this Agreement. However, notwithstanding, Morris agrees to immediately rescind and cancel his Notice of Default for Note 1 served on Cirque May 5, 2015, pursuant to and conditioned on the other Terms described above and the execution of the formal Forbearance Agreement.

CIRQUE ENERGY, INC.	MATTHEW MORRIS

/s/ David W. Morgan	/s/ Matthew Morris
David W. Morgan	Matthew Morris
Its: Chief Financial Officer	Dated: May 13, 2015
Dated: May 13, 2015